Exhibit 8.1

December 20, 2023

Eastern Bankshares, Inc.

265 Franklin Street

Boston, MA 02110

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) of Eastern Bankshares, Inc., a Massachusetts corporation (“Eastern”), including the Joint Proxy Statement/Prospectus forming a part thereof, relating to the proposed transaction (the “Merger”) between Eastern and Cambridge Bancorp, a Massachusetts corporation (“Cambridge”).

In connection with this opinion, we have reviewed: (i) the Agreement and Plan of Merger; (ii) the Registration Statement; and (iii) the certificates of Officers of Eastern and Cambridge as to certain factual matters (the “Certificates”) and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger.

We have relied, with the consent of Eastern and Cambridge, upon the accuracy and completeness of the Certificates (which Certificates we have neither investigated nor verified). We also have relied upon the accuracy of the Registration Statement.

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material U.S. Federal Income Tax Consequences of the Merger and the Holdco Merger,” we are of the opinion that under Current Law the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. We hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger and the Holdco Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material tax consequences of the Merger.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. It is possible that Congress could enact new law, or that Department of the Treasury or the IRS could issue new regulations or guidance, after the date hereof that would be inconsistent with the opinion expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof which would be inconsistent with the opinion expressed herein. Any change in law could have retroactive effect.

December 20, 2023

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to any other area of United States federal taxation.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

NUTTER, McCLENNEN & FISH, LLP